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                      SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                    the Securities and Exchange Act of 1934

               Date of Report (Date of earliest event reported):

                              September 28, 1998


                        HERITAGE FINANCIAL CORPORATION
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            (Exact name of registrant as specified in its charter)


         WASHINGTON                      0-29480                  91-1857900
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(State or other jurisdiction           (Commission               IRS Employer
      of incorporation)                File Number)           Identification No.

               205 Fifth Avenue S.W.
                    Olympia WA                                98501
      -----------------------------------------             ----------
      (Address of principal executive officers)             (Zip Code)

      Registrant's telephone number, including area code: (360) 943-1500
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ITEM 5 -- OTHER EVENTS

     On September 28, 1998, Heritage Financial Corporation, Olympia, Washington ("Heritage") entered into an Agreement and Plan of Merger (the "Agreement") with Washington Independent Bancshares, Inc. ("WIB") and its wholly-owned subsidiary Central Valley Bank, N.A. ("Bank"). Under the terms of the Agreement, Heritage and WIB will merge with Heritage surviving the merger. The Bank will become a separate wholly-owned commercial bank subsidiary of Heritage. The Agreement was approved by the boards of directors of Heritage, WIB and the Bank.

     The Agreement provides that all of the shares of outstanding common stock and all of the vested outstanding options of WIB are to be converted into and exchanged for between one million (1,000,000) and one million fifty thousand (1,050,000) shares of Heritage Common Stock, depending on Heritage's average stock price computed for 45 trading days just prior to the date the transaction closes. WIB may elect to terminate the transaction if Heritage's average stock price computed for that period is below $10.00 per share unless Heritage increases the number of shares of Heritage Common Stock to be issued in the transaction.

     Consummation of the acquisition is subject to several conditions, including, among other things, receipt of applicable regulatory approvals, approvals by shareholders of Heritage and WIB, and the receipt of fairness opinions. The transaction is expected to be completed by January 31, 1999. For information regarding the terms of the proposed transaction, reference is made to the Agreement and the news release dated September 28, 1998, which are attached hereto as Exhibits 2 and 99, respectively.

ITEM 7 -- FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial statements--not applicable.

     (b)  Pro forma financial information--not applicable.

     (c)  Exhibits:

          2    Agreement and Plan of Merger, dated September 28, 1998

          99   News Release issued by Heritage, dated September 28, 1998

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: October 8, 1998

                                        HERITAGE FINANCIAL CORPORATION

                                        By:  /s/ Donald V. Rhodes
                                           ---------------------------
                                           Donald V. Rhodes
                                           Chairman, President and
                                           Chief Executive Officer